                                                                    EXHIBIT 99.9



                                    FORM OF

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT



                                      AMONG



                            C-CUBE MICROSYSTEMS INC.,

                            C-CUBE SEMICONDUCTOR INC.

                                       AND

                          C-CUBE SEMICONDUCTOR II INC.



                                 EFFECTIVE AS OF



                              __________ ____, 2000

                                TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----
ARTICLE I         SEPARATION......................................................2
        Section 1.1   Separation Date.............................................2
        Section 1.2   Closing of Transactions.....................................2
        Section 1.3   Exchange of Secretary's Certificates........................2

ARTICLE II        DOCUMENTS AND ITEMS TO BE DELIVERED ON THE SEPARATION DATE......2
        Section 2.1   Documents to Be Delivered By C-Cube.........................2
        Section 2.2   Retention of Cash Reserves..................................3
        Section 2.3   Documents to Be Delivered by Semiconductor I and
                      Semiconductor II............................................4

ARTICLE III       THE DISTRIBUTION................................................4
        Section 3.1   The Distribution............................................4
        Section 3.2   Actions Prior To The Distribution...........................5
        Section 3.3   Sole Discretion of C-Cube...................................6
        Section 3.4   Conditions To Distribution..................................6
        Section 3.5   Fractional Shares...........................................6

ARTICLE IV        COVENANTS AND OTHER MATTERS.....................................7
        Section 4.1   Other Agreements............................................7
        Section 4.2   Further Instruments.........................................7
        Section 4.3   Transitional Services Agreement.............................8
        Section 4.4   Agreement For Exchange of Information.......................8
        Section 4.5   Payment of Expenses.........................................9
        Section 4.6   Dispute Resolution..........................................9
        Section 4.7   Governmental Approvals.....................................10
        Section 4.8   Cooperation in Obtaining New Agreements....................11
        Section 4.9   Property Damage to Semiconductor Assets Prior to the
                      Separation Date............................................11

ARTICLE V         MISCELLANEOUS..................................................11
        Section 5.1   Limitation of Liability....................................11
        Section 5.2   Entire Agreement...........................................12
        Section 5.3   Governing Law..............................................12
        Section 5.4   Termination................................................12
        Section 5.5   Notices....................................................12
        Section 5.6   Counterparts...............................................12
        Section 5.7   Binding Effect; Assignment.................................12
        Section 5.8   Severability...............................................12
        Section 5.9   Failure or Indulgence Not Waiver; Remedies Cumulative......13
        Section 5.10  Amendment..................................................13

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                PAGE
                                                                                ----
        Section 5.11  Authority..................................................13
        Section 5.12  Interpretation.............................................13
        Section 5.13  Conflicting Agreements.....................................13

ARTICLE VI        DEFINITIONS....................................................13
        Section 6.1   Affiliated Company.........................................13
        Section 6.2   Ancillary Agreements.......................................14
        Section 6.3   Assignment Agreement.......................................14
        Section 6.4   Business Day...............................................14
        Section 6.5   Code.......................................................14
        Section 6.6   Commission.................................................14
        Section 6.7   Disputes...................................................14
        Section 6.8   Distribution...............................................14
        Section 6.9   Distribution Agent.........................................14
        Section 6.10  Distribution Date..........................................14
        Section 6.11  Exchange Act...............................................14
        Section 6.12  Governmental Approvals.....................................14
        Section 6.13  Governmental Authority.....................................14
        Section 6.14  Information................................................14
        Section 6.15  Nasdaq.....................................................15
        Section 6.16  NYSE.......................................................15
        Section 6.17  Person.....................................................15
        Section 6.18  Prime Rate.................................................15
        Section 6.19  Record Date................................................15
        Section 6.20  Semi Spin Taxes............................................15
        Section 6.21  Semiconductor Assets.......................................15
        Section 6.22  Semiconductor Business.....................................15
        Section 6.23  Semiconductor Pro Forma Balance Sheet......................15
        Section 6.24  Separation.................................................15
        Section 6.25  Separation Date............................................15
        Section 6.26  Subsidiary.................................................15
        Section 6.27  WSGR.......................................................16

                                    EXHIBITS

Exhibit A      Certificate of Secretary of C-Cube

Exhibit B      Certificate of Secretary of Semiconductor

Exhibit C      General Assignment and Assumption Agreement

Exhibit D      Transitional Services Agreement

Exhibit E      Employee Matters Agreement

Exhibit F      Tax Sharing Agreement

Exhibit G      Master Confidential Disclosure Agreement

Exhibit H      Indemnification and Insurance Matters Agreement

Exhibit I      Real Estate Matters Agreement

                                    SCHEDULES

Schedule 2.1(b) Subsidiaries of C-Cube to be Transferred to Semiconductor I or Semiconductor II

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

        This Master Separation and Distribution Agreement (this "AGREEMENT") is entered into as of _______ ___, 2000, by and among C-Cube Microsystems Inc., a Delaware corporation ("C-CUBE"), C-Cube Semiconductor Inc., a Delaware corporation ("SEMICONDUCTOR I"), and C-Cube Semiconductor II Inc., a Delaware corporation ("SEMICONDUCTOR II"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VI hereof.


                                    RECITALS

        WHEREAS, C-Cube has entered into the Agreement and Plan of Merger and Reorganization, dated as of October 27, 1999 (the "MERGER AGREEMENT"), with Harmonic Inc. ("HARMONIC") pursuant to which C-Cube will merge with and into Harmonic (the "MERGER"), contingent on the sale or distribution by C-Cube of the Semiconductor Business;

        WHEREAS, C-Cube and Harmonic entered into an Amended and Restated Agreement and Plan of Merger and Reorganization dated as of December 9, 1999 (the "RESTATED MERGER AGREEMENT");

        WHEREAS, the Boards of Directors of C-Cube, Semiconductor I and Semiconductor II have each determined that, if the Merger receives all required approvals, it would be appropriate and desirable for C-Cube to contribute and transfer to Semiconductor I and Semiconductor II, and for Semiconductor to receive and assume, directly or indirectly, substantially all of the assets and liabilities currently associated with the Semiconductor Business, including the stock, investments or similar interests currently held by C-Cube in subsidiaries and other entities that conduct such business (the "SEPARATION");

        WHEREAS, C-Cube currently contemplates that, following the transfer and assumption of such assets and liabilities to Semiconductor I and Semiconductor II and immediately prior to and in connection with the Merger, C-Cube will distribute to the holders of its common stock, $0.01 par value, by means of a pro rata distribution, all of the shares of Semiconductor I common stock owned by C-Cube (the "DISTRIBUTION");

        WHEREAS, C-Cube and Semiconductor I intend the Distribution to qualify as a distribution tax-free to stockholders under Section 355(a) of the Code, although C-Cube and Semiconductor I anticipate that C-Cube will incur corporate tax in connection with the Distribution; and

        WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the separation of the Semiconductor Business.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                   SEPARATION

        SECTION 1.1 SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Pacific Time, _______ ___, 2000 or such other date as may be fixed by the Board of Directors of C-Cube (the "SEPARATION DATE").

        SECTION 1.2 CLOSING OF TRANSACTIONS. Unless otherwise provided herein, the closing of the transactions contemplated in ARTICLE II shall occur by the lodging of each of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents executed or to be executed with Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), 650 Page Mill Road, Palo Alto, California 94304, to be held in escrow for delivery as provided in SECTION 1.3 of this Agreement.

        SECTION 1.3 EXCHANGE OF SECRETARY'S CERTIFICATES. Upon receipt of a certificate of the Secretary or an Assistant Secretary of C-Cube in the form attached to this Agreement as Exhibit A, WSGR shall deliver to Semiconductor I and Semiconductor II on behalf of C-Cube all of the items required to be delivered by C-Cube hereunder pursuant to SECTION 2.1 of this Agreement and each such item shall be deemed to be delivered to Semiconductor I and Semiconductor II as of the Separation Date upon delivery of such certificate. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Semiconductor I and Semiconductor II in the form attached to this Agreement as EXHIBIT B, WSGR shall deliver to C-Cube on behalf of Semiconductor I and Semiconductor II all of the items required to be delivered by Semiconductor I and Semiconductor II hereunder and each such item shall be deemed to be delivered to C-Cube as of the Separation Date upon receipt of such certificate.

                                   ARTICLE II

           DOCUMENTS AND ITEMS TO BE DELIVERED ON THE SEPARATION DATE

        SECTION 2.1 DOCUMENTS TO BE DELIVERED BY C-CUBE. (a) On the Separation Date, C-Cube will deliver, or will cause its appropriate Subsidiaries to deliver, to Semiconductor I and Semiconductor II all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "ANCILLARY AGREEMENTS"):

        (b) A duly executed General Assignment and Assumption Agreement (the "ASSIGNMENT AGREEMENT") substantially in the form attached hereto as EXHIBIT C;

        (c) Certificates representing the stock and/or investments in the Subsidiaries and other holdings of C-Cube set forth on SCHEDULE 2.1(B) with duly executed stock powers in the form proper for transfer;

        (d) A duly executed Transitional Services Agreement substantially in the form attached hereto as EXHIBIT D;

        (e) A duly executed Employee Matters Agreement substantially in the form attached hereto as EXHIBIT E;

        (f) A duly executed Tax Sharing Agreement substantially in the form attached hereto as EXHIBIT F;

        (g) A duly executed Master Confidential Disclosure Agreement substantially in the form attached hereto as EXHIBIT G;

        (h) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as EXHIBIT H;

        (i) A duly executed Real Estate Matters Agreement substantially in the form attached hereto as EXHIBIT I;

        (j) Resignations of each person who is an officer or director of any member of C-Cube or its Subsidiaries, immediately prior to the Separation Date, and who will be employees of Semiconductor I or Semiconductor II or any of their Subsidiaries from and after the Separation Date; and

        (k) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, all service level agreements entered into in accordance with SECTION 4.3 and those documents referred to in SECTION 4.4.

        SECTION 2.2 RETENTION OF CASH RESERVES. (a) On or around the Separation Date, C-Cube will provide to Semiconductor I all cash of C-Cube and its Subsidiaries other than the following amounts (collectively, the "Retained Cash"), the sum of (i) sixty million dollars ($60,000,000), (ii) cash in an amount reasonably estimated to be sufficient to pay all Taxes of C-Cube and its Subsidiaries accrued through the Distribution Date but not including, as determined pursuant to the Tax Sharing Agreement, Semi Spin Taxes (the "Pre-Semi Disposition Taxes"), (iii) cash in an amount sufficient to pay the fees and expenses associated with the transactions contemplated by the Merger Agreement, including, but not limited to, the fees and expenses of C-Cube's investment bankers, attorneys, accountants and other professional advisors, (iv) cash in an amount reasonably estimated to be sufficient to pay the Semi Spin Taxes, as determined pursuant to the Tax Sharing Agreement, and (v) cash in an amount sufficient to make all severance payments to any employee of C-Cube who is not a Continuing Employee nor an employee of the Semiconductor Business, it being understood that any cash retained under this paragraph in excess of the actual amounts required to be paid will be included in C-Cube's basis in Semiconductor I or the Semiconductor Business assets for purposes of calculating the Semi Spin Taxes.

        (b) The amount of cash retained under Sections 2.2(a)(ii) and (iv) shall be subject to adjustment pursuant to Sections 4.2 and 4.3 of the Tax Sharing Agreement. For purposes of calculating the Semi Spin Taxes, any such adjustment shall be treated as an adjustment to C-Cube's basis in the stock of Semiconductor I in accordance with Sections 4.2(b) or 4.3(e) of the Tax Sharing Agreement.

        (c) Prior to the Distribution, C-Cube shall certify the amount of the Retained Cash to Harmonic, which schedule shall include a breakdown of the amount retained for Pre-Semi Disposition Taxes and Semi Spin Taxes (in each case on a Tax-by-Tax basis).

        SECTION 2.3 DOCUMENTS TO BE DELIVERED BY SEMICONDUCTOR I AND SEMICONDUCTOR II. As of the Separation Date, Semiconductor I and Semiconductor II will or will cause their appropriate Subsidiaries to deliver to C-Cube all of the following:

        (a) In each case where Semiconductor I or Semiconductor II or any of their subsidiaries is a party to any agreement or instrument referred to in
SECTION 2.1, a duly executed counterpart of such agreement or instrument; and

        (b) Resignations of each person who is an officer or director of C-Cube, or any of its Subsidiaries, immediately prior to the Separation Date, and who will be employees of Semiconductor I or Semiconductor II or any of their Subsidiaries from and after the Separation Date.

                                  ARTICLE III

                                THE DISTRIBUTION

        SECTION 3.1 THE DISTRIBUTION.

        (a) Delivery of Shares for Distribution. Subject to SECTION 3.4 hereof, on or prior to the date the Distribution is effective (the "DISTRIBUTION DATE"), C-Cube will deliver to the distribution agent (the "DISTRIBUTION AGENT") to be appointed by C-Cube to distribute to the stockholders of C-Cube the shares of common stock of Semiconductor I held by C-Cube pursuant to the Distribution for the benefit of holders of record of common stock of C-Cube on the Record Date, a single stock certificate, endorsed by C-Cube in blank, representing all of the outstanding shares of common stock of Semiconductor I then owned by C-Cube, and shall cause the transfer agent for the shares of common stock of C-Cube to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of common stock of Semiconductor I to each such holder or designated transferee or transferees of such holder.

        (b) Shares Received. Subject to SECTIONS 3.4 and 3.5, each holder of common stock of C-Cube on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of common stock of Semiconductor I equal to the number of shares of common stock of C-Cube held by such holder on the Record Date multiplied by a fraction the numerator of which is the number of shares of common stock of Semiconductor I beneficially owned by C-Cube on the Record Date and the denominator of which is the number of shares of common stock of C-Cube outstanding on the Record Date.

        (c) Obligation to Provide Information. Semiconductor I and C-Cube, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

        SECTION 3.2 ACTIONS PRIOR TO THE DISTRIBUTION.

        (a) Transfer of Semiconductor II Stock. C-Cube will, (i) before the Separation, cause Semiconductor II to issue all outstanding shares of Non-Voting Series A Preferred Stock to WSGR in exchange for legal and other related services, and (ii) after the Separation, will transfer all outstanding shares of Common Stock of Semiconductor II to Semiconductor I.

        (b) Information Statement. C-Cube and Semiconductor I shall prepare and mail, prior to the Distribution Date, to the holders of common stock of C-Cube, such information concerning the Semiconductor Business and the Distribution and such other matters as C-Cube shall reasonably determine are necessary and as may be required by law. C-Cube and Semiconductor I will prepare, and Semiconductor I will, to the extent required under applicable law, file with the Securities and Exchange Commission (the "COMMISSION") any such documentation which C-Cube and Semiconductor I determine is necessary or desirable to effectuate the Distribution, and C-Cube and Semiconductor I shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

        (c) Blue Sky. C-Cube, Semiconductor I and Semiconductor II shall take and shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

        (d) NYSE or Nasdaq Listing. Semiconductor I shall prepare and file, and shall use its reasonable commercial efforts to have approved, an application for the listing of the common stock of Semiconductor I to be distributed in the Distribution on the New York Stock Exchange (the "NYSE") or the Nasdaq National Market (the "NASDAQ"), subject to official notice of distribution.

        (e) Retained Cash. The amount of case required to be retained by C-Cube pursuant to Section 2.2(a) hereof shall have been retained.

        (f) Conditions. C-Cube, Semiconductor I and Semiconductor II shall take and shall cause any of their Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in SECTION 3.4 to be satisfied and to effect the Distribution on the Distribution Date.

        SECTION 3.3 SOLE DISCRETION OF C-CUBE. C-Cube shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, C-Cube may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Semiconductor I and Semiconductor II shall cooperate with C-Cube in all respects to accomplish the Distribution and shall, at C-Cube's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of the common stock of Semiconductor I on an appropriate registration form or forms to be designated by C-Cube. C-Cube shall select any financial printer, solicitation and/or exchange agent and outside counsel for C-Cube; provided, however, that nothing herein shall prohibit Semiconductor I from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

        SECTION 3.4 CONDITIONS TO DISTRIBUTION. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of C-Cube and shall not give rise to or create any duty on the part of C-Cube or the C-Cube Board of Directors to waive or not waive any such condition.

        (a) Government Approvals. Any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

        (b) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of C-Cube shall have occurred or failed to occur that prevents the consummation of the Distribution; and

        (c) Transfer of Semiconductor II Stock. The transfer of all outstanding shares of Common Stock of Semiconductor II to Semiconductor I shall have been effected.

        SECTION 3.5 FRACTIONAL SHARES. As soon as practicable after the Distribution Date, C-Cube shall direct the Distribution Agent to determine the number of whole shares and fractional shares of common stock of Semiconductor I allocable to each holder of record or beneficial owner of common stock of C-Cube as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of C-Cube, in open market transactions, at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. C-Cube and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of common stock of C-Cube that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                   ARTICLE IV

                           COVENANTS AND OTHER MATTERS

        SECTION 4.1 OTHER AGREEMENTS. In addition to the specific agreements, documents and instruments annexed to this Agreement, C-Cube and Semiconductor I agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

        SECTION 4.2 FURTHER INSTRUMENTS. At the request of Semiconductor I or Semiconductor II and without further consideration, C-Cube will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Semiconductor I or Semiconductor II or any of their Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Semiconductor I or Semiconductor II may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Semiconductor I or Semiconductor II or any of their Subsidiaries and confirm Semiconductor I's, Semiconductor II's and their Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to Semiconductor I or Semiconductor II or any of their Subsidiaries pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put Semiconductor I or Semiconductor II or any of their Subsidiaries in actual possession and operating control thereof and to permit Semiconductor I or Semiconductor II or any of their Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of C-Cube and without further consideration, Semiconductor I and Semiconductor II will execute and deliver, and will cause their applicable Subsidiaries to execute and deliver, to C-Cube and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as C-Cube may reasonably deem necessary or desirable in order to have Semiconductor I and Semiconductor II fully and unconditionally assume and discharge the liabilities contemplated to be assumed by Semiconductor I, Semiconductor II or any of their Subsidiaries under this Agreement or any document in connection herewith and to relieve the C-Cube or any of its Subsidiaries of any liability or obligation with respect thereto and evidence the same to third parties. None of C-Cube, Semiconductor I or Semiconductor II shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. If any additional fees arise for any reason, such fees shall be the responsibility of Semiconductor I. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

        SECTION 4.3 TRANSITIONAL SERVICES AGREEMENT. C-Cube and Semiconductor I and Semiconductor II will enter into a Transitional Services Agreement covering the provisions of various transitional services, including telecommunications, networks, enterprise applications and other services by Semiconductor I or Semiconductor II to C-Cube or, in certain circumstances, vice versa. The Transitional Services Agreement will generally provide for a term of two (2) years.

        SECTION 4.4 AGREEMENT FOR EXCHANGE OF INFORMATION. Each of C-Cube, Semiconductor I and Semiconductor II, for itself and on behalf of its Subsidiaries, agrees to provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of C-Cube, Semiconductor I or Semiconductor II, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

        (a) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

        (b) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this SECTION 4.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

        (c) Record Retention. (i) To facilitate the possible exchange of Information pursuant to this SECTION 4.4 and other provisions of this Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in their respective possession or control on the Distribution Date. However, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each party may amend their respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the Distribution Date, the amending party must give thirty
(30) days prior written notice of such change in the policy to the other party to this Agreement.

               (ii) No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

        (d) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of SECTION 4.4(C).

        (e) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this SECTION 4.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

        (f) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under SECTION 4.8 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

        SECTION 4.5 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation or the Distribution, all costs and expenses of the parties hereto in connection with the Distribution and certain costs and expenses of the parties hereto in connection with the Separation shall be paid by Semiconductor I or Semiconductor II.

        SECTION 4.6 DISPUTE RESOLUTION. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "DISPUTES"), shall be exclusively governed by and settled in accordance with the provisions of this SECTION 4.7.

        (a) Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this SECTION 4.7(A), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

        (b) Non-Binding Mediation. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the negotiating teams under SECTION 4.7(A), the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the negotiating teams. Except as provided below in SECTION 4.7(C), no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

        (c) Proceedings. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this
SECTION 4.7(C), the parties agree to continue to attempt to resolve any Dispute according to the terms of SECTIONS 4.7(A) and 4.7(B) during the course of such litigation proceedings under this SECTION 4.7(C).

        (d) Pay and Dispute. Except as provided herein or in any Ancillary Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this SECTION 4.7. If the party that paid the invoice is found pursuant to this SECTION 4.7 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate plus 2%, from the party found responsible for such payment.

        SECTION 4.7 GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

        SECTION 4.8 COOPERATION IN OBTAINING NEW AGREEMENTS. Each of C-Cube, Semiconductor I and Semiconductor II understand that, prior to the Separation Date, all parties have derived benefits under certain agreements amongst themselves and third parties, which agreements are not being assigned to C-Cube, Semiconductor I or Semiconductor II in connection with the Separation. Upon the request of C-Cube, Semiconductor I or Semiconductor II, the other party agrees to make introductions to appropriate personnel at such third parties, and agrees to provide reasonable assistance to the other party at its own expense, so that the other party may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to it. Such assistance may include, but is not limited to, requesting and encouraging such third parties to enter into such agreements. All parties also understand that there are certain agreements between themselves and third parties, which agreements are being assigned to the other party in connection with the Separation but which may require the consent of the applicable third party. Upon request, one party agrees to assist the other party in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this Section will be substantially completed by the Distribution Date, but in no event will either party have any obligations hereunder after the first anniversary of the Distribution Date.

        SECTION 4.9 PROPERTY DAMAGE TO SEMICONDUCTOR ASSETS PRIOR TO THE SEPARATION DATE. In the event of any property damage to any Semiconductor Assets prior to the Separation Date, C-Cube shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; provided, however, that nothing in this clause shall restrict C-Cube from disposing of any Assets in the ordinary course of business consistent with past practices.

                                   ARTICLE V

                                  MISCELLANEOUS

        SECTION 5.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL C-CUBE OR ANY OF ITS SUBSIDIARIES OR SEMICONDUCTOR I, SEMICONDUCTOR II OR ANY OF THEIR SUBSIDIARIES BE LIABLE TO C-CUBE OR ANY OF ITS SUBSIDIARIES OR SEMICONDUCTOR I, SEMICONDUCTOR II OR ANY OF THEIR SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE RESTATED MERGER AGREEMENT, THE ANCILLARY AGREEMENTS, AND THE EXHIBITS AND SCHEDULES REFERENCED OR ATTACHED HERETO OR THERETO; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

        SECTION 5.2 ENTIRE AGREEMENT. This Agreement, the Restated Merger Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. In the event any provision of any agreement conflicts with a provision of the Restated Merger Agreement, the Restated Merger Agreement will govern.

        SECTION 5.3 GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

        SECTION 5.4 TERMINATION. This Agreement may be terminated at any time before the Distribution Date by mutual consent of C-Cube, Semiconductor I and Semiconductor II and in any event, shall terminate three years after the date first referenced above. In the event of termination pursuant to this Section, no party shall have any liability of any kind to the other party.

        SECTION 5.5 NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

        SECTION 5.6 COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        SECTION 5.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto. This Agreement may be enforced separately by C-Cube, Semiconductor I, Semiconductor II and any of their Subsidiaries.

        SECTION 5.8 SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 5.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 5.10 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

        SECTION 5.11 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        SECTION 5.12 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        SECTION 5.13 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

                                   ARTICLE VI

                                   DEFINITIONS

        SECTION 6.1 AFFILIATED COMPANY. "AFFILIATED COMPANY" means, with respect to C-Cube, any entity in which C-Cube holds a 50% or less ownership interest and that is listed on SCHEDULE 6.1(A) hereto and, with respect to Semiconductor I and II, any entity in which Semiconductor I and II holds a 50% or less ownership interest and that is listed on SCHEDULE 6.1(B) hereto. SCHEDULES 6.1(A) and 6.1(B) may be amended from time to time after the date hereof upon mutual written consent of the parties.

        SECTION 6.2 ANCILLARY AGREEMENTS. "ANCILLARY AGREEMENTS" has the meaning set forth in SECTION 2.1 hereof.

        SECTION 6.3 ASSIGNMENT AGREEMENT. "ASSIGNMENT AGREEMENT" has the meaning set forth in SECTION 2.1(A) hereof.

        SECTION 6.4 BUSINESS DAY. "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

        SECTION 6.5 CODE. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

        SECTION 6.6 COMMISSION. "COMMISSION" means the Securities and Exchange Commission.

        SECTION 6.7 DISPUTES. "Disputes" has the meaning set forth in Section
4.6 hereof.

        SECTION 6.8 DISTRIBUTION. "Distribution" has the meaning set forth in the Recitals hereof.

        SECTION 6.9 DISTRIBUTION AGENT. "Distribution Agent" has the meaning set forth in Section 3.1 hereof.

        SECTION 6.10 DISTRIBUTION DATE. "Distribution Date" has the meaning set forth in Section 3.1 hereof.

        SECTION 6.11 EXCHANGE ACT. "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

        SECTION 6.12 GOVERNMENTAL APPROVALS. "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

        SECTION 6.13 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        SECTION 6.14 INFORMATION. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        SECTION 6.15 NASDAQ. "Nasdaq" means the Nasdaq National Market.

        SECTION 6.16 NYSE. "NYSE" means the New York Stock Exchange.

        SECTION 6.17 PERSON. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        SECTION 6.18 PRIME RATE. "PRIME RATE" means the prime rate as published in the Wall Street Journal on the date of determination.

        SECTION 6.19 RECORD DATE. "RECORD DATE" means the close of business on the date to be determined by the Board of Directors of C-Cube as the record date for determining the stockholders of C-Cube entitled to receive shares of common stock of Semiconductor in the Distribution.

        SECTION 6.20 SEMI SPIN TAXES. "SEMI SPIN TAXES" has the meaning set forth in ARTICLE I of the Tax Sharing Agreement.

        SECTION 6.21 SEMICONDUCTOR ASSETS. "SEMICONDUCTOR ASSETS" has the meaning set forth in SECTION 1.2 of the Assignment Agreement.

        SECTION 6.22 SEMICONDUCTOR BUSINESS. "SEMICONDUCTOR BUSINESS" means the business and operations of C-Cube defined as the Semiconductor Business in the Restated Merger Agreement.

        SECTION 6.23 SEMICONDUCTOR PRO FORMA BALANCE SHEET. "SEMICONDUCTOR PRO FORMA BALANCE SHEET" means the unaudited pro forma condensed consolidated balance sheet as set forth in C-Cube Semiconductor I's Registration Statement on Form 10, filed on December 29, 1999, as amended.

        SECTION 6.24 SEPARATION. "Separation" has the meaning set forth in the Recitals hereof.

        SECTION 6.25 SEPARATION DATE. "Separation Date" has the meaning set forth in Section 1.1 hereof.

        SECTION 6.26 SUBSIDIARY. "SUBSIDIARY" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to C-Cube and its Subsidiaries shall not include the subsidiaries of C-Cube that will be transferred to Semiconductor I or Semiconductor II after giving effect to the Separation, and those subsidiaries will be treated as Subsidiaries of Semiconductor I and Semiconductor II, as applicable.

        SECTION 6.27 WSGR. "WSGR" means Wilson Sonsini Goodrich & Rosati, Professional Corporation.

        WHEREFORE, the parties have signed this Master Separation and Distribution Agreement effective as of the date first set forth above.

C-CUBE MICROSYSTEMS INC.               C-CUBE SEMICONDUCTOR INC.


By:                                    By:
   -----------------------------          --------------------------------------

Name:                                  Name:
   -----------------------------            ------------------------------------

Title:                                 Title:
      --------------------------             -----------------------------------



C-CUBE SEMICONDUCTOR II INC.

By:
    ----------------------------
Name:
     ---------------------------
Title:
      --------------------------

                                 SCHEDULE 2.1(b)

         SUBSIDIARIES AND OTHER HOLDINGS OF C-CUBE TO BE TRANSFERRED TO
                       SEMICONDUCTOR I OR SEMICONDUCTOR II

        C-Cube Microsystems International Ltd.
        C-Cube U.S. Inc.
        C-Cube Japan, Inc.
        C-Cube Technology Limited
        Media Computer Technologies, Inc.

                                    EXHIBIT A

                         C-CUBE SECRETARY'S CERTIFICATE

                                    EXHIBIT B

                      SEMICONDUCTOR I AND SEMICONDUCTOR II
                              SECRETARY CERTIFICATE